EXHIBIT 99.1

Federal Home Loan Bank of San Francisco Announces First Quarter Results

San Francisco, May 15, 2009 -- The Federal Home Loan Bank of San Francisco today announced that its net income for the first quarter of 2009 was $123 million, compared with net income of $240 million for the first quarter of 2008. The decrease primarily reflected a decrease in other income, partially offset by growth in net interest income.

Net interest income for the first quarter of 2009 was $434 million, compared with net interest income of $232 million for the first quarter of 2008. The increase in net interest income was primarily driven by a higher net interest spread on the Bank's mortgage portfolio--mortgage-backed securities (MBS) and mortgage loans--and on advances, which was due, in part, to the refinancing of certain short-term and callable debt at lower interest rate levels. The increase in net interest income was partially offset by an increase in net interest expense on derivative instruments used in economic hedges.

Other income for the first quarter of 2009 was a net loss of $236 million, compared to a net gain of $120 million for the first quarter of 2008. The decrease in other income reflected net interest expense on derivative instruments used in economic hedges of $85 million in the first quarter of 2009 compared to net interest income of $67 million in the first quarter of 2008. In addition, the Bank recorded net losses of $63 million associated with derivatives, hedged items, and financial instruments carried at fair value in the first quarter of 2009 compared to net gains of $52 million in the first quarter of 2008. The increase in these net losses in the first quarter of 2009 relative to the prior-year period was primarily driven by changes in overall interest rates and a decrease in swaption volatilities.

The decrease in other income also reflected a credit impairment charge of $88 million related to certain non-agency MBS in the first quarter of 2009. Ongoing deterioration in housing prices, credit market stress, and weakness in the U.S. economy in the first quarter of 2009 continued to affect the credit quality of the loan collateral underlying certain MBS in the Bank's held-to-maturity portfolio. These factors also led the Bank to modify certain assumptions in the cash flow models used to analyze these MBS to reflect higher default rates, more extreme loss severities, and more moderate rates of housing price recovery than it used in its analysis as of December 31, 2008. As a result, projected credit losses on some securities required the Bank to write down the securities to fair value. The credit component of the write-down of $88 million was reflected in the Bank's income statement. The remaining amount of the write-down--the non-credit-related impairment on these securities--was $1.1 billion and was recognized in "other comprehensive income," significantly reducing the Bank's capital. The continuing severe lack of liquidity in the MBS market adversely affected the valuation of MBS. The amount of the non-credit impairment for each security will be accreted prospectively, based on the amount and timing of future estimated cash flows, over the remaining life of the security as an increase in the carrying value of the security, with no effect on earnings unless the security is subsequently sold or there are additional decreases in the cash flows expected to be collected.

The Bank adopted FSP FAS 115-2 and FAS 124-2 as of January 1, 2009, and recognized the effects of applying FSP FAS 115-2 and FAS 124-2 as a change in accounting principle. The Bank recognized the cumulative effect of initially applying FSP FAS 115-2 and FAS 124-2, totaling $570 million, as an increase in retained earnings at January 1, 2009, with a corresponding decrease in accumulated other comprehensive income. As of March 31, 2009, retained earnings totaled $869 million and accumulated other comprehensive loss totaled $1.6 billion.

As of March 31, 2009, the Bank was in compliance with all of its regulatory capital requirements. The Bank's total regulatory capital-to-assets ratio was 5.27%, exceeding the 4.00% requirement, and its risk-based capital was $14.3 billion, exceeding its $11.0 billion requirement.

To continue building retained earnings and preserve the Bank's capital, the Bank did not pay a dividend for the first quarter of 2009 and did not repurchase excess capital stock in April 2009.

During the first quarter of 2009, total assets decreased $50.9 billion or 16%, to $270.3 billion from $321.2 billion at December 31, 2008. Advances decreased to $203.9 billion at March 31, 2009, from $235.7 billion at December 31, 2008. Members decreased their use of Bank advances during the first quarter of 2009 for a variety of reasons, including the use of Troubled Asset Relief Program funds, active Temporary Liquidity Guarantee Program issuances, access to the Federal Reserve Bank discount window, increases in core deposits, and reductions in the borrowing capacity of collateral pledged to the Bank. In addition, cash and due from banks decreased to $2.0 billion at March 31, 2009, from $19.6 billion at December 31, 2008, because of the Bank's reduced liquidity needs.

Financial Highlights
(Unaudited)
(Dollars in millions)
Selected Balance Sheet Items at Period End	Mar. 31, 2009	Dec. 31, 2008	Percent Change
Total Assets[1]	$270,287	$321,244	(16)%
Advances	203,904	235,664	(13)
Held-to-Maturity Securities[2]	47,183	51,205	(8)
Federal Funds Sold	12,384	9,431	31
Consolidated Obligations:
Bonds	189,382	213,114	(11)
Discount Notes	66,239	91,819	(28)
Mandatorily Redeemable
Capital Stock[3]	3,145	3,747	(16)
Capital Stock - Class B -
Putable[3]	10,238	9,616	6
Total Capital[3]	9,492	9,785	(3)
	Three Months Ended
Operating Results	Mar. 31, 2009	Mar. 31, 2008	Percent Change
Net Interest Income	$434	$232	87%
Other (Loss)/Income	(236)	120	(297)
Other Expense	31	25	24
Assessments	44	87	(49)
Net Income	$123	$240	(49)%

Other Data
Net Interest Margin[4]	0.60%	0.29%	107%
Operating Expenses as a
Percent of Average Assets	0.03	0.03	--
Return on Assets	0.17	0.29	(41)
Return on Equity	4.95	6.94	(29)
Annualized Dividend Rate	--	5.73	--
Dividend Payout Ratio[5]	--	79.28	--
Capital to Assets Ratio[1,6]	5.27	4.38	20
Duration Gap (in months)[7]	4	4	--

1     As permitted by FASB Staff Position No. FIN 39-1, Amendment of FASB Interpretation No. 39 (FSP FIN 39-1), effective January 1, 2008, the Bank changed its accounting policy to offset fair value amounts for cash collateral against fair value amounts recognized for derivative instruments executed with the same counterparty. The Bank has recognized the effects of applying FSP FIN 39-1 as a change in accounting principle through retrospective application for all prior periods presented.
2     During 2008, on a retrospective basis, the Bank reclassified its investments in certain negotiable held-to-maturity certificates of deposit from "interest-bearing deposits in banks" to "held-to-maturity securities."
3     During 2008, several members merged with nonmember institutions or were placed into receivership, including two large members, IndyMac Bank, F.S.B., and Washington Mutual Bank. In accordance with SFAS 150, the Bank reclassified the capital stock of these institutions from Class B capital stock to mandatorily redeemable capital stock (a liability).
4     Net interest margin is net interest income (annualized) divided by average interest-earning assets.
5     This ratio is calculated as dividends per share divided by net income per share. Earnings available for dividends exclude the effects of SFAS 133 and SFAS 159 unless there is a cumulative net loss.
6     This ratio is based on regulatory capital, which includes mandatorily redeemable capital stock (which is classified as a liability), but excludes accumulated other comprehensive income.
7     Duration gap is the difference between the estimated durations (market value sensitivity) of assets and liabilities (including the impact of interest rate exchange agreements) and reflects the extent to which estimated maturity and repricing cash flows for assets and liabilities are matched.

Five Quarter Financial Highlights
(Unaudited)
(Dollars in millions)
	Mar. 31, 2009	Dec. 31, 2008	Sept. 30, 2008	June 30, 2008	Mar. 31, 2008
Selected Balance Sheet Items at Period End
Total Assets1	$270,287	$321,244	$341,429	$328,474	$332,480
Advances	203,904	235,664	263,045	246,008	248,425
Held-to-Maturity Securities2	47,183	51,205	53,830	60,484	57,905
Federal Funds Sold	12,384	9,431	16,360	16,052	19,623
Consolidated Obligations:
Bonds	189,382	213,114	235,290	233,510	228,750
Discount Notes	66,239	91,819	87,455	77,753	84,872
Mandatorily Redeemable
Capital Stock3	3,145	3,747	3,898	189	213
Capital Stock - Class B -
Putable3	10,238	9,616	10,614	13,763	14,049
Total Capital3	9,492	9,785	10,892	14,066	14,339

Quarterly Operating Results
Net Interest Income	$434	$468	$393	$338	$232
Other (Loss)/Income	(236)	(575)	(225)	(10)	120
Other Expense	31	34	29	24	25
Assessments	44	(38)	38	81	87
Net Income	$123	$(103)	$101	$223	$240

Other Data
Net Interest Margin4	0.60%	0.58%	0.48%	0.42%	0.29%
Operating Expenses as a
Percent of Average Assets	0.03	0.04	0.03	0.02	0.03
Return on Assets	0.17	(0.13)	0.12	0.27	0.29
Return on Equity	4.95	(3.99)	2.96	6.37	6.94
Annualized Dividend Rate	--	--	3.85	6.19	5.73
Dividend Payout Ratio5	--	--	125.29	93.69	79.28
Capital to Assets Ratio1, 6	5.27	4.21	4.33	4.34	4.38
Duration Gap (in months)7	4	3	2	3	4

1     As permitted by FASB Staff Position No. FIN 39-1, Amendment of FASB Interpretation No. 39 (FSP FIN 39-1), effective January 1, 2008, the Bank changed its accounting policy to offset fair value amounts for cash collateral against fair value amounts recognized for derivative instruments executed with the same counterparty. The Bank has recognized the effects of applying FSP FIN 39-1 as a change in accounting principle through retrospective application for all prior periods presented.
2     During 2008, on a retrospective basis, the Bank reclassified its investments in certain negotiable held-to-maturity certificates of deposit from "interest-bearing deposits in banks" to "held-to-maturity securities."
3     During 2008, several members merged with nonmember institutions or were placed into receivership, including two large members, IndyMac Bank, F.S.B., and Washington Mutual Bank. In accordance with SFAS 150, the Bank reclassified the capital stock of these institutions from Class B capital stock to mandatorily redeemable capital stock (a liability).
4     Net interest margin is net interest income (annualized) divided by average interest-earning assets.
5     This ratio is calculated as dividends per share divided by net income per share. Earnings available for dividends exclude the effects of SFAS 133 and SFAS 159 unless there is a cumulative net loss.
6     This ratio is based on regulatory capital, which includes mandatorily redeemable capital stock (which is classified as a liability), but excludes accumulated other comprehensive income.
7     Duration gap is the difference between the estimated durations (market value sensitivity) of assets and liabilities (including the impact of interest rate exchange agreements) and reflects the extent to which estimated maturity and repricing cash flows for assets and liabilities are matched.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the Bank's dividend rates. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "will" and "expected" or their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the effects of SFAS 91, SFAS 133, and SFAS 159, and the Bank's ability to pay dividends out of retained earnings. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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Contact:

Amy Stewart, (415) 616-2605
stewarta@fhlbsf.com